Exhibit 99.1

COOPER STANDARD REPORTS FOURTH QUARTER AND YEAR-END 2010 FINANCIAL RESULTS

•	2010 sales increased 24 percent, with strong Asia Pacific growth

•	Gross profit grew 54 percent, adjusted EBITDA rose 57 percent for the full year

•	New programs representing $183 million of annualized sales launched in fourth quarter

NOVI, Mich., March 21, 2011 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive Inc., today announced its financial results for the fourth quarter and year ended December 31, 2010.

Fourth quarter and 2010 results

Cooper Standard reported revenue of $603.7 million for the fourth quarter of 2010, and $2.4 billion for the full year, representing growth of 4.5 percent and 24.1 percent, respectively, over the comparable prior year periods. Strong growth in emerging markets contributed to the increase in revenue.

The Company reported net income of $14.8 million in the fourth quarter of 2010, compared to $37.4 million in the fourth quarter of 2009. The reduction in net income in the quarter is primarily due to higher raw material expenses and reduced tax benefits. The Company improved from a net loss of $356.1 million in 2009 to net income of $676.9 million in 2010, primarily resulting from accounting adjustments in 2009 and reorganization-related items in 2010. Adjusted EBITDA for the full year 2010 increased 56.6 percent to $276.5 million from $176.5 million in 2009.

Gross profit for the quarter ended December 31, 2010 increased to $96.8 million from $91.1 million in the fourth quarter of 2009. Gross profit in the fourth quarter of 2010 represented 16.0 percent of sales, compared to 15.8 percent of sales in the fourth quarter of 2009. On a full year 2010 basis, the Company’s revenue growth, lean initiatives and stronger performance from its Asia Pacific operations offset higher raw material costs, and generated gross profit of $409.6 million, representing 17.0 percent of sales, compared to $266.3 million in 2009, or 13.7 percent of sales.

Chairman and chief executive officer Jim McElya commented, “By any measure, 2010 was a successful year for Cooper Standard during which we achieved solid financial performance while positioning the Company strategically for continued growth. In particular, we began reaping significant benefits from our investments in Asia and South America, we developed exciting new products that will capitalize on green trends, we successfully completed a reorganization that puts the Company in a strong and flexible position financially, as well as strategically, and we stayed true to our commitments to exceptional quality and operational excellence.

McElya continued, “Looking forward, we expect to continue to grow through global platform and emerging market wins. As the industry continues to consolidate, we are well positioned to build on our global presence and extend our leadership in our product categories. Cooper Standard’s team is united and focused on building on our 2010 accomplishments with a strong year in 2011.”

Operational highlights

In the fourth quarter, Cooper Standard launched new programs representing $183 million of annualized sales, accounting for 43 percent of its full year launches.

The Company’s 2010 launches were from diverse customers, technologies and geographic regions. The following represents a sampling:

•	Alfa Romeo - 149

•	Audi - A6

•	Daimler – Mercedes SLK

•	Fiat - 500

•	Ford – Explorer, F-150, Fiesta, Focus, Taurus

•	GM – LaCrosse, Volt

•	Nissan – Leaf

•	Porsche – Cayenne

•	Toyota – Etios

•	VW – Passat, Touareg

In 2010, Cooper Standard earned several awards and recognitions from its customers including:

•	Honda

•	Commercial Business Award

•	Excellence in Quality and Logistics

•	Nissan

•	Most Improved Quality Award

•	Zero Defects Certificate

•	Mazda

•	Quality Assurance Award

2011 Outlook

For 2011, assuming North American production volume of 12.9 million units and European production volume of 18.6 million units, the Company expects to generate sales of between $2.5 billion and $2.6 billion. Cooper Standard expects to make capital expenditures of between $90 million and $100 million as it continues expanding its emerging market presence to support customer growth and new business opportunities. The Company expects to incur cash restructuring expenses of between $10 million and $20 million and cash taxes in the range of $25 million to $30 million.

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are measures not recognized under United States Generally Accepted Accounting Principles (GAAP), and exclude certain non-cash and non-recurring items. A table reconciling net income to EBITDA and adjusted EBITDA for the full year 2010 is presented below (dollars in millions):

	Predecessor	Successor	Combined (Non-GAAP)
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Twelve Months Ended December 31, 2010

Net income	$636.3	$40.6	$676.9
Provision for income tax expense	39.9	5.1	45.0
Interest expense, net of interest income	44.5	25.0	69.5
Depreciation and amortization	35.7	66.7	102.4

EBITDA	$756.4	$137.4	$893.8
Reorganization and fresh-start accounting adjustments (1)	(660.0)	—	(660.0)
Restructuring (2)	5.9	0.5	6.4
Foreign exchange gains/losses (3)	17.2	(0.1)	17.1
Inventory write-up (4)	—	8.1	8.1
Stock-based compensation (5)	0.2	6.4	6.6
Severance (6)	—	5.8	5.8
Other	0.3	(1.6)	(1.3)

Adjusted EBITDA	$120.0	$156.5	$276.5

1.)	Reorganization and bankruptcy-related expenses, including professional fees.
2.)	Includes non-cash restructuring.
3.)	Foreign exchange gains and losses on prepetition debt and various intercompany loans.
4.)	Reversal of fresh-start fair value inventory adjustment.
5.)	Non-cash stock amortization expense and non-cash stock option expense.
6.)	Severance costs associated with the right sizing of our German facilities.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

The emergence from bankruptcy and application of fresh-start accounting established a new established a new basis of accounting that primarily affected inventory, property, plant and equipment, intangible assets, goodwill, taxes, debt and equity. This resulted in additional depreciation expense, amortization expense, interest expense and tax expense for the period from June 1, 2010 through December 31, 2010 (“successor”) as compared to the period from January 1, 2010 through May 31, 2010 (“predecessor”). Except for fresh-start accounting adjustments, the results for the two combined periods are comparable. Therefore, we believe that combining the two periods into a single period for comparative purposes gives the most clarity for the users of this financial information. For a presentation of results of operations and other financial information on an uncombined basis, please refer to Cooper Standard’s 2010 Annual Report on Form 10-K which was filed with the SEC on March 21, 2011.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast with investors on Monday, March 21 at 1 p.m. ET to discuss its 2010 fourth quarter and full year results, provide a general business update and respond to investor questions.

An interactive webcast will also be available via http://www.cooperstandard.com/investor_home.php or http://investor.shareholder.com/cooperstandard/eventdetail.cfm?eventid=92034.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 41161744 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the Investor Relations portion of the Cooper Standard website: (http://www.cooperstandard.com/investor_home.php) for a webcast or podcast replay of the presentation.

About Cooper Standard Automotive

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 19,000 people globally and operates in 18 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

Forward Looking Statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the Company’s financial condition or results historically due to fresh start accounting; the Company’s emergence from bankruptcy will reduce or eliminate certain tax benefits; the Company’s emergence from bankruptcy may adversely effect its operations going forward; the Company’s dependence on the automotive industry; the Company’s dependence on certain major customers; the Company’s ability to generate cash to service its indebtedness and dividend obligations of preferred shares; availability and cost of raw materials; the uncertainty of the Company’s ability to meet significant increases in demand; competition in the industry; sovereign and other risks related to the Company conducting operations outside the United States; the uncertainty of the Company’s ability to achieve expected cost reduction savings; the Company’s exposure to product liability and warranty claims; labor conditions; escalating pricing pressures from our customers; the Company’s ability to meet customers’ needs for new and improved products in a timely manner; potential conflicts of interests between certain shareholders and the Company; the Company’s legal rights to its intellectual property portfolio; the Company’s underfunded pension plans; the actual return on pension assets, environmental and other regulations; the possibility that the Company’s acquisition strategy will not be successful; and the possibility of impairment charges relating to goodwill and long-lived assets; the operating and financial restrictions in the Company’s indebture and credit agreement. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements, including those risks provided under item 1A “Risk Factors” in the Company’s 2010 Form 10-K and subsequent reports filed by us with the

Securities and Exchange Commission and available on our website, www.cooperstandard.com. Cooper Standard undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Contact for Analysts:

Glenn Dong, vice president and corporate treasurer, Cooper Standard, (248) 596-6031, investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl, vice president, corporate communications, Cooper Standard, (248) 596-6211, sswenzl@cooperstandard.com

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